Exhibit 5.1
February 12, 2010
Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, California 92626

Re:	Registration Statement on Form S-3 for the Resale of an Aggregate of 2,529,450 Shares of Common Stock

Ladies and Gentlemen:
We have acted as counsel to Irvine Sensors Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time, by the selling stockholders named in the Registration Statement, of 2,529,450 shares (the “Shares”) of the Company’s common stock issuable upon conversion of the Company’s issued and outstanding Series B Convertible Preferred Stock.
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery thereof in accordance with the terms of the Company’s Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series B Convertible Preferred Stock, will be validly issued, fully-paid and non-assessable.
Our opinion expressed above is limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.
This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,

/s/ Dorsey & Whitney LLP